Exhibit 99.1

NOW Inc. Announces Appointment of Paul M. Coppinger to the Board of Directors

HOUSTON—(BUSINESS WIRE)—December 28, 2017--NOW Inc. (NYSE:DNOW) announced today that Paul M. Coppinger has been appointed to the Company’s Board of Directors effective December 27, 2017. Mr. Coppinger fills a vacancy on the Board, and his term will expire at the 2020 annual meeting.

Mr. Coppinger has over 33 years of experience in the petroleum equipment and service, process equipment and flow control businesses, as well as experience in the industrial markets and manufacturing, and has held various positions of increasing responsibility, including managing domestic and international operations. Mr. Coppinger has served as Division President of Weir Oil & Gas, which is part of Weir Group PLC, a publicly traded company listed on the London Stock Exchange, since 2014. From 2012 to 2014, Mr. Coppinger served as President, Pressure Pumping, for the Weir Group, and from 2011 to 2012 as President Weir SPM. Prior to that, Mr. Coppinger was Group President of the Energy Segment of CIRCOR International, Inc. from 2001 to 2011. Mr. Coppinger received a Bachelor of Science in Petroleum Engineering from Texas Tech University in 1984. Mr. Coppinger has served on the board of directors of Petroleum Equipment & Services Association (PESA) since 2007.

Robert Workman, NOW Inc.’s President and Chief Executive Officer, said “We are extremely pleased to welcome Paul Coppinger to the NOW Inc. Board of Directors. Paul brings a wealth of operational and strategic planning experience from his long career in manufacturing and distribution. I know that each division of DistributionNOW, including industrial, downstream, completions and process solutions, will benefit from his outstanding record of industry experience and accomplishment.”

Mr. Coppinger has been appointed to the Nominating/Corporate Governance and Compensation Committees of NOW Inc.’s Board of Directors.

With the appointment of Mr. Coppinger, the Company’s Board of Directors is now comprised of nine Directors, eight of whom are external and independent including the Chairman of the Board of Directors.

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of approximately 300 locations and 4,600 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Source: NOW Inc.

NOW Inc.

Daniel Molinaro, 281-823-4941